Exhibit 99.1

Contacts:	Kevin J. Jacobs
Vice President
240-744-5212

Gregory J. Larson
Senior Vice President
240-744-5120

HOST MARRIOTT CORPORATION ANNOUNCES THE COMPLETION OF THE ACQUISITION OF 28 HOTELS FROM STARWOOD HOTELS & RESORTS

BETHESDA, MD; April 10, 2006 – Host Marriott Corporation (NYSE:HMT) today announced it has completed the acquisition of 28 hotels from Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) and the issuance of approximately 133.5 million shares of common stock of the Company to Starwood stockholders. The Company also announced that it will change its name to Host Hotels & Resorts, Inc. on April 17, 2006 and on April 18, 2006 it will begin trading on the New York Stock Exchange under the new ticker symbol HST.

The Company and Starwood agreed to defer the purchase of two hotels located in Fiji due to certain notice periods and approvals that have not yet lapsed or been received. As a result of the deferral of the Fijian assets, the purchase price for the transactions completed today was reduced by approximately $129 million, the amount of assumed debt was reduced by approximately $31 million and the cash consideration was reduced by approximately $98 million. The Company also expects to complete the purchase of four additional hotels from Starwood located in Europe by the previously-announced joint venture between the Company and two partners by no later than May 3, 2006 and to complete the purchase of The Westin Europa & Regina in Venice, Italy by no later than June 15, 2006.

Christopher J. Nassetta, president and chief executive officer, stated, “We are thrilled to announce the completion of the majority of this transformational transaction and to officially announce our name change to Host Hotels & Resorts. We are also pleased to have completed the financing of the cash portion of the transaction as originally contemplated by completing certain high-multiple asset sales, the formation of a European joint venture and our recent issuance of senior notes. Finally, we are very excited to embark on a strategic partnership with Starwood and look forward to working with Steve Heyer and his team in the years to come to create value in this portfolio and on future transactions.”

About Host Marriott

Host Marriott Corporation is a lodging real estate company that currently owns or holds controlling interests in 130 upper upscale and luxury hotel properties primarily operated under premium brands, such as Marriott®, Westin®, Sheraton®, Ritz-Carlton®, Hyatt®, W®, Four Seasons®, St. Regis®, The Luxury Collection®, Fairmont® and Hilton®(*). For further information, please visit the Company’s website at www.hostmarriott.com.

This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” estimate,” “expect,” “intend,” “may,” “plan,” predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures;

changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete pending acquisitions and dispositions; and our ability to continue to satisfy complex rules in order for us to qualify as a Real Estate Investment Trust for federal income tax purposes and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. The acquisition of the deferred hotels from Starwood is subject to numerous closing conditions, including obtaining various lender consents, and there can be no assurances that we will complete the acquisition of these hotels, either in whole or in part. Our expectations as to the financial consequences of the acquisition of the Starwood portfolio may be affected by the risks noted above and factors unique to acquisitions, including the timing and successful integration of these hotels into our portfolio. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of April 10, 2006, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

(*)	This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

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